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                                                                     EXHIBIT 5.1

                               September 16, 1999

BEA Systems, Inc.
2315 North First Street
San Jose, CA 95113


Ladies and Gentlemen:

          We have examined the Registration Statement on Form S-8 to be filed by BEA Systems, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on September 17, 1999 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 4,269,658 shares of the Company's Common Stock (the "Shares"). The Shares are reserved for issuance pursuant to the Company's 1997 Stock Incentive Plan. As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Shares.

          It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

                                    Very truly yours,


                                    /s/ Morrison & Foerster LLP